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                                                                   EXHIBIT 99(h)

                         EXPENSE LIMITATION AGREEMENT

     This EXPENSE LIMITATION AGREEMENT is made as of the 30th day of April, 2001 by and between BT ADVISOR FUNDS, a Massachusetts Business trust (the "Trust"), BT INVESTMENT PORTFOLIOS, a New York trust (the "Portfolio Trust"), DEUTSCHE ASSET MANAGEMENT, INC., a Delaware corporation (the "Adviser"), and BANKERS TRUST COMPANY, a New York corporation (the "Administrator"), with respect to the following:

     WHEREAS, the Adviser serves as the Portfolio Trust's Investment Adviser pursuant to an Investment Advisory Agreement dated April 30, 2001, and the Administrator serves as the Trust's and Portfolio Trust's Administrator pursuant to Administration and Services Agreements dated September 15, 1995 and April 28, 1993, respectively (collectively, the "Agreements").

     NOW, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

     1. The Adviser and Administrator agree to waive their fees and/ or reimburse expenses to the extent necessary so that the ordinary annual operating expenses for each of the Trust's series or classes set forth on Exhibit A, as may be amended from time to time, (each a "Fund") do not exceed the percentage of average daily net assets set forth on Exhibit A for the 16 month period from such Fund's fiscal year end. For the purposes of this Agreement, ordinary operating expenses for a Fund generally consist of all costs not specifically borne by the Adviser, Administrator or a Fund's principal underwriter, including investment advisory fees, administration and services fees, fees for necessary professional services, amortization of organizational expenses and costs associated with regulatory compliance and maintaining legal existence and shareholder relations.

     2. This Agreement shall be effective as to each Fund as of the date the Fund commences operations after this Agreement shall have been approved by the Board of Trustees of the Trust with respect to that Fund and, unless sooner terminated as provided herein, shall continue in effect as to such Fund for successive 16 month periods from such Fund's fiscal year end, provided such continuance is specifically approved at least annually by the vote of a majority of the Board of Trustees of the Trust. Upon the termination of any of the Agreements, this Agreement shall automatically terminate with respect to the affected Fund.

     3. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act of 1940, as amended (the "1940 Act") shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission ("SEC") issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Massachusetts.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.


                                   BT ADVISOR FUNDS
                                   BT INVESTMENT PORTFOLIOS

Attest: /s/ Amy M. Olmert               By:  /s/ Daniel O. Hirsch
        ______________________               _______________________
        Name:  Amy M. Olmert                 Name:   Daniel O. Hirsch
                                             Title:  Secretary


                                   DEUTSCHE ASSET MANAGEMENT, INC.

Attest: /s/ Amy M. Olmert               By:  /s/ Richard T. Hale
        ______________________               _______________________
        Name:  Amy M. Olmert                 Name:   Richard T. Hale
                                             Title:  Vice President


                                   BANKERS TRUST COMPANY

Attest: /s/ Amy M. Olmert               By:  /s/ Ross C. Youngman
        ______________________               _______________________
        Name:  Amy M. Olmert                 Name:   Ross C. Youngman
                                             Title:  Managing Director
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                                   Exhibit A


                                                    Ordinary Fund Operating
                                                  Expenses (as a percentage of
Fund                                               average daily net assets)

EAFE (R) Equity Index Fund - Premier Class                  0.40%
Small Cap Index Fund - Premier Class                        0.25%
U.S. Bond Index Fund - Premier Class                        0.15%